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                                                                    EXHIBIT 12.2
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                           LEINER HEALTH PRODUCTS INC.
                    COMPUTATION OF EBITDA TO INTEREST EXPENSE
                                 (IN THOUSANDS)


                                                                       FISCAL YEARS ENDED MARCH 31,
                                                           2000(1)        1999          1998       1997(2)        1996
                                                           -------       -------     ---------      ------       ------
Net income (loss)                                          $ 4,872       $10,307     $(17,417)     $ 7,638      $ 1,166
Add back:
     Interest expense, net                                  31,123        28,732        19,494       8,281        9,924
     Income taxes                                            3,098         8,034         1,196       8,028        4,686
     Depreciation and amortization                          19,622        14,319        13,349      12,309       12,288
     Closure of facilities and impairment
     of long-lived assets                                      608           380         1,221       1,416        4,730
     Extraordinary item                                          -             -         1,109         295            -
     Compensation related to stock options                       -             -         8,300          99          132
     Other non-cash charges                                      -             -             -          18            -
                                                           -------       -------     ---------      ------       ------
Subtotal                                                    54,451        51,465        44,669      30,446       31,760
                                                           -------       -------     ---------      ------       ------
EBITDA (3)                                                 $59,323       $61,772     $  27,252     $38,084      $32,926
                                                           =======       =======     =========     =======      =======
Interest expense, net (3)                                   31,123        28,732        19,494       8,281        9,924
Less amortization of deferred financing charges              1,938         1,858         1,331         239          212
                                                           -------       -------     ---------      ------       ------
Adjusted interest expense, net                             $29,185       $26,874     $  18,163     $ 8,042      $ 9,712
                                                           =======       =======     =========     =======      =======
Ratio of EBITDA to interest expense                            2.0           2.3           1.5         4.7          3.4
                                                           =======       =======     =========     =======      =======


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(1)      On December 17, 1999, the Company acquired substantially all of the assets of Granutec, Inc. and Stanley Pharmaceuticals Ltd. and certain related assets of Novopharm Limited. The acquisition was accounted for using the purchase method of accounting. Accordingly, the operating results of the acquired operations of Granutec and Stanley since the date of the Acquisition to March 31, 2000, are included in the consolidated results of operations of the Company for the year ended March 31, 2000.

(2) On January 30, 1997, the Company purchased Vita Health. The Vita Health acquisition was accounted for under the purchase method of accounting. Consequently, the results of operations of Vita Health were included in the consolidated financial results of the Company from the date of the Acquisition to March 31, 1997.

(3) For purposes of calculating the ratio of EBITDA to interest expense, interest expense excludes the amortization of deferred financing fees, which is included in interest expense in the consolidated statement of operations in the consolidated financial statements.

         "EBITDA," as presented, represents earnings before interest expense, income taxes, depreciation and amortization and other non-cash charges, consisting of (i) the write off of deferred financing charges, net of income taxes, included as an extraordinary item in the statements of operations for fiscal 1998 and fiscal 1997, (ii) non-cash stock compensation charges, including those recorded in connection with the Recapitalization (see Note 4), (iii) expenses related to the closure of the facilities (see Note 3), and (iv) other non-cash charges in fiscal 1997. Although EBITDA (as well as related EBITDA ratios) is a non-GAAP measurement, EBITDA, EBITDA margin, the ratio of


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         total debt to EBITDA and the ratio of EBITDA to interest expense are included because management understands that such information is considered by certain investors to be an additional basis for evaluating the Company's ability to pay interest, repay debt and make capital expenditures. EBITDA should not be considered an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles, including net income as a measure of the Company's operating results and cash flows as a measure of the Company's liquidity. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.